Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Arrive AI Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0002 par value per share	Other	1,500,000	(2)	$9.55	(3)		$14,335,500	0.00015310	$2,195

Total Offering Amounts							$			$2,195
Total Fee Offsets										—
Net Fee Due										$2,195

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of 1,500,000 shares of common stock, par value $0.0002 per share, of the Registrant (the “Common Stock”), which includes (i) 886,799 shares which may be issued under the Company’s 2023 Stock Incentive Plan (the “2023 Plan”) and (ii) 613,201 shares that may be issued upon exercise of options granted under the 2023 Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Global Market on June 12, 2025.